Contact:
Francis J. Wiatr
Chairman, President and CEO
(860) 355-7602

July 27, 2005	For Immediate Release

NewMil Bancorp Selected to Join New Russell Microcap Index

New Milford, CT—(July 27, 2005) NewMil Bancorp, Inc. (NASDAQ/NM:NMIL), a leading independent community banking company, today announced that it had been selected to join the new Russell Microcap Index.

The newly launched Russell Microcap Index, which debuted on July 1, is comprised of the smallest 1,000 securities in the small-cap Russell 2000 Index along with the next smallest 1,000 companies, based on a ranking of all U.S. equities by market capitalization.

The index offers portfolio managers and other investors a comprehensive, unbiased barometer to compare their performance against the genuine microcap marketplace of stocks.

“We are pleased to be included in this new index,” said Francis J. Wiatr, NewMil’s Chairman, President and CEO. “Our inclusion will help generate greater interest in our stock at the institutional level as well as among high net worth and private equity investors.”

Russell indices are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. Companies on the list represent more than $2.5 trillion in assets. Investment managers who oversee these funds purchase shares of member stocks according to that company’s weighting in the particular index.

NewMil Bancorp is the parent company of NewMil Bank, a full-service community bank headquartered in New Milford Connecticut. The Bank, which has served western Connecticut since 1858, operates 19 full-service banking offices throughout Litchfield, Fairfield and New Haven Counties. The Bank recently announced that it will open its 20th full-service location in Shelton, Connecticut later this summer.

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This news release contains comments or information that constitute "Forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which invoke significant risks and uncertainties. Certain factors, including those outside of the company's control, may cause actual results to differ materially from those discussed in the Forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the company's other filings with the Securities and Exchange Commission, press releases and other communications. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.